EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pure Cycle Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Pure Cycle Corporation of our report dated October 29, 2004, with respect to the balance sheets of Pure Cycle Corporation as of August 31, 2004 and 2003, and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows, for the years then ended, which report appears in the August 31, 2004, annual report on Form 10-KSB of Pure Cycle Corporation.

KPMG LLP

Denver, Colorado
November 26, 2004